Exhibit (d6)

ASSUMPTION OF MONEY MANAGER AGREEMENT

This ASSUMPTION OF MONEY MANAGER AGREEMENT is made as of December 1, 2017, by and between Amundi Smith Breeden LLC, a Delaware limited liability company (“ASB”), and Amundi Pioneer Institutional Asset Management, Inc., a Delaware company (“APIAM”).

WHEREAS, ASB is a registered investment adviser pursuant to the Investment Advisers Act of 1940, as amended, which currently provides investment advisory and sub-advisory services to investment companies registered under the Investment Company Act of 1940, as amended;

WHEREAS, ASB has provided investment advisory services to TIFF Multi-Asset Fund, a series of TIFF Investment Program (“TIP”), pursuant to that certain Money Manager Agreement dated as of November 12, 2015 between ASB and TIP (the “Agreement”);

WHEREAS, APIAM also is a registered investment adviser pursuant to the Investment Advisers Act of 1940, as amended;

WHEREAS, effective on or about January 1, 2018, ASB will merge with and into APIAM under Delaware law (the “Merger”) and, after the Merger, the investment advisory services currently provided by ASB will be provided through APIAM as the surviving entity in the Merger; and

WHEREAS, the Merger does not result in a change of actual control or management of ASB and thus does not constitute an “assignment” of the Agreement under the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.

NOW, THEREFORE, the parties hereto agree as follows:

1.          Effective with the Merger, the Agreement in effect between ASB and TIP is hereby assumed in its entirety by APIAM, except that all references to ASB shall be replaced with references to APIAM.

2.          APIAM, as the surviving entity of the Merger, shall have all of the rights of ASB under the Agreement and agrees to perform and be bound by all the terms of the Agreement and the obligations and duties of ASB thereunder.

3.          The Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

IN WITNESS WHEREOF, the undersigned have executed this Assumption of Money Manager Agreement as of the date first set forth above.

AMUNDI SMITH BREEDEN LLC

By:	/s/ Stephen A. Eason
Name:	Stephen A. Eason
Title:	Senior EVP

AMUNDI PIONEER INSTITUTIONAL ASSET MANAGEMENT, INC.

By:	/s/ Gregg Dooling
Name:	Gregg Dooling
Title:	CFO

ACKNOWLEDGED:

TIFF INVESTMENT PROGRAM

By:	/s/ Katherine M. Billings
Name:	Katherine M. Billings
Title:	CFO/Treasurer